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                                                                    EXHIBIT 99.1

                [CHOICE HOTELS INTERNATIONAL LOGO APPEARS HERE]





                                                          For Immediate Release

                                                         Contact:  John Hawkins
                                                           Tel:  (301) 592-5075

                                                            Fax: (301) 592-6177
                                                  John_hawkins@choicehotels.com


                             CHOICE HOTELS APPOINTS
                             PRICEWATERHOUSECOOPERS
                                 AS NEW AUDITOR

         SILVER SPRING, Md. (April 30, 2002) - Choice Hotels International, Inc. (NYSE:CHH) today announced that its Board of Directors, in consultation with its Audit Committee, has appointed PriceWaterhouseCoopers as the company's independent auditors, to replace Arthur Andersen LLP.

         The decision to change auditors was not the result of any disagreement between the company and Arthur Andersen on any matter of accounting principles or practice, financial statement disclosure, or auditing scope or procedure.

         "For more than 20 years, Arthur Andersen has provided Choice Hotels and its predecessors with excellent, professional service," said Joe Squeri, senior vice president, development, and chief financial officer. "We have the utmost respect for the team with which we have worked. However, we believe a change in auditors is a prudent step, given the uncertain environment in which Andersen is trying to operate. We wish them well in the future."

         Choice Hotels International is the world's second largest lodging franchisor, marketing more than 5,000 hotels open or under development in 46 countries under the Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, MainStay Suites and Rodeway Inn brand names. For more information on Choice, visit the company's web site at www.choicehotels.com.

                                      # # #

Comfort Inn, Comfort Suites, Quality, Clarion, Sleep Inn, Econo Lodge, MainStay Suites and Rodeway Inn are registered trademarks of Choice Hotels International.